Exhibit 99.1

 FOR IMMEDIATE RELEASE

Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
John Hickerson, CMO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Cash Dividend

Dallas, Texas, August 27, 2008— Frozen Food Express Industries, Inc. (NasdaqGSM:FFEX) announced today that its Board of Directors declared a cash dividend of $0.03 per share of its common stock.  The dividend will be paid on September 23, 2008 to shareholders of record as of September 8, 2008.

About FFEX
Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items).  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service – providing truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is the largest on the North American continent.  The company also provides truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines.  Additional information about Frozen Food Express Industries, Inc. can be found at its Web site, http://www.ffex.net. To join our email alert list, please click on the following link: http://www.ffex.net/irpass.asp?BzID=1065&to=ea&s=0